EXHIBIT 99.1

For Immediate Release

Majestic Capital, Ltd. Announces Second Quarter Results

HAMILTON, Bermuda, August 5, 2010 – Majestic Capital, Ltd. (“the Company”) (Nasdaq: MAJC), a specialty provider of workers’ compensation insurance products, announced results for the quarter ended June 30, 2010.

For the second quarter of 2010, the Company incurred a net loss from continuing operations of $3.9 million, or $(0.23) per diluted share, compared to a net loss from continuing operations of $2.1 million, or $(0.12) per diluted share, for the same period in 2009. Unless otherwise stated, all further results discussed in this release refer to continuing operations for 2010 and results on a comparable basis for 2009.

Total revenues in the second quarter of 2010 were $14.5 million, compared to $26.4 million in the same quarter of the prior year. Net premiums earned for the second quarter of 2010 decreased 52% to $10.9 million compared to $22.6 million for the same period in 2009. This decrease resulted primarily from competitive market conditions and the Company’s continuing efforts to improve overall price adequacy under those conditions, the December 2009 downgrade of Majestic Insurance Company’s financial strength rating to a level unacceptable to certain potential insureds, and a cession rate approximately 17% higher on Majestic’s external quota share reinsurance agreements in place during 2010 as compared to 2009. Majestic non-renewed its external quota share reinsurance program effective July 1, 2010, based on the Company’s operating results through the first half of 2010 and its current financial strength rating and capital position.

The Company’s net investment income increased 17% to $3.3 million for the second quarter 2010 from $2.8 million in 2009 due to higher net realized gains.

Total expenses for the second quarter 2010 decreased 34% to $19.7 million compared to $30.0 million for the same period in 2009.

The Company’s loss and loss adjustment expense ratio for the second quarter of 2010 was 85% compared to 79% for the same period of 2009. During the second quarter of 2010, the Company recognized $1.3 million of favorable development of prior years’ loss reserve estimates, compared to $1.1 million of favorable development of prior years’ loss reserve estimates in the second quarter of 2009.

Total underwriting and acquisition expenses for the second quarter of 2010 were $8.0 million compared to $7.3 million for the same period in 2009. The expense ratio for the second quarter was 73% compared to 33% in the same period in 2009, primarily due to the effects of the reduction in net earned premiums. For the second quarter of 2010, general and administrative expenses decreased 67% to $1.3 million from $4.0 million for the same period in 2009. The combined ratio for the second quarter 2010 was 158% compared to 112% for the same period in 2009.

At June 30, 2010, the overall credit rating of the Company’s fixed income portfolio was AA+. The Company’s average portfolio yield on available-for-sale investments was 3.8% as at June 30, 2010, compared to 3.6% as at December 31, 2009. The Company’s effective portfolio duration was 3.4 years as at June 30, 2010. The following tables illustrate the Company’s investment portfolio distribution by sector and average credit rating:

Conference Call

The Company will host a conference call at 9:00 a.m. ET on Thursday, August 5, 2010, to discuss earnings for the second quarter ended June 30, 2010. To participate in the event by telephone, please dial (877) 303-2905 five to ten minutes prior to the start time (to allow time for registration) and reference the conference passcode 88946022. International callers should dial (408) 427-3868. A digital replay of the call will be available on Thursday, August 5 at approximately 11:00 a.m. Eastern Time through Wednesday, August 11 at midnight Eastern Time. Dial (800) 642-1687 and enter the conference ID number 88946022. International callers should dial (706) 645-9291 and enter the same conference ID number. The conference call will also be webcast live over the internet and can be accessed by all interested parties at the Company's website at http://www.MajesticCapital.com/events.cfm. To monitor the live webcast, please go to this web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. An audio replay of the event will be archived for 90 days on the Company's website at http://www.MajesticCapital.com/events.cfm.

About Majestic Capital, Ltd.

Majestic Capital, Ltd., through its subsidiaries, is a specialty provider of workers' compensation insurance products. The Company seeks to provide quality products and services that fit the needs of its insureds and is dedicated to developing and maintaining a mutually beneficial, long-term relationship with them. The Company's workers' compensation insurance coverage is offered to employers in California, New York, New Jersey, Arizona, Nevada, and other states. Further information can be found on the Company's website at http://www.MajesticCapital.com.

Forward-Looking statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

All forward-looking statements involve risks and uncertainties. Although the Company believes that its plans, intentions and expectations are reasonable, the Company may not achieve such plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements the Company makes in this document.  Such risks and uncertainties are discussed in the Company's Form 10-K for the year ended December 31, 2009 and in other documents filed by the Company with the Securities and Exchange Commission. The Company believes that these factors include, but are not limited to the following:

•	The cyclical nature of the insurance and reinsurance industry;

•	Premium rates;

•	Investment results;

•	Legislative and regulatory changes;

•	The estimation of loss reserves and loss reserve development;

•	Reinsurance may be unavailable on acceptable terms, and the Company may be unable to collect reinsurance;

•	The occurrence and effects of wars and acts of terrorism;

•	The effects of competition;

•	The possibility that the outcome of any litigation, arbitration or regulatory proceeding is unfavorable;

•	A downgrade in the Company’s financial strength ratings;

•	Economic downturns; and

•	Natural disasters.

These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made.  The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

(Financial tables and contact information follow)

MAJC-E

Contact Information:
Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd, Ste. 2050
Los Angeles, CA  90024
(310) 954-1343

Table 1	Majestic Capital, Ltd.
	Consolidated Balance Sheets

	Unaudited
	June	December
	30, 2010	31, 2009
	(Dollars in thousands)
Assets
Investments
Fixed-maturity securities, available-for-sale (amortized cost $228,933 and $275,480)	$235,491	$276,593
Short-term investments	3,653	4,893
Investment in unconsolidated subsidiary	1,083	1,083
Total investments	240,227	282,569
Cash and cash equivalents	24,083	44,087
Restricted cash and cash equivalents	4,141	5,922
Total cash and cash equivalents	28,224	50,009
Accrued interest receivable	2,735	2,542
Premiums receivable, net	4,604	6,246
Reinsurance recoverable and prepaid reinsurance	131,774	123,767
Accounts receivable, net	3,069	3,106
Receivable for investments sold	54,898	72
Deferred policy acquisition costs	674	758
Current income taxes, net	5,217	6,979
Other intangible assets, net	358	436
Prepaid expenses	2,559	3,675
Other assets	2,525	2,788
Total assets	$476,864	$482,947

Liabilities and shareholders' equity
Reserve for losses and loss adjustment expenses	$317,304	$317,497
Reinsurance payable	27,839	20,357
Unearned premiums	8,790	10,599
Long-term debt	44,083	44,083
Payable for investments purchased	10,400	-
Other liabilities	15,850	29,677
Total liabilities	424,266	422,213

Common shares
Authorized 50 billion shares; $.01 par value per share;
16.6 and 16.5 million common shares issued and outstanding	166	165
0.4 million Class B shares issued and outstanding	4	4
Additional paid-in capital	71,324	71,057
Retained deficit	(23,159)	(11,215)
Accumulated other comprehensive income	4,263	723
Total shareholders' equity	52,598	60,734
Total liabilities and shareholders' equity	$476,864	$482,947

Table 2		Majestic Capital, Ltd.
		Unaudited Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(Dollars in thousands, except per share amounts)

Written premiums
Direct premiums written	$22,470	$38,841	$51,018	$78,798
Assumed premiums written	1,961	1,668	2,073	1,718
Ceded premiums written	(12,816)	(17,056)	(27,715)	(34,281)
Net premiums written	11,615	23,453	25,376	46,235

Revenues
Net premiums earned	$10,895	$22,567	$24,533	$43,709
Fee-based income	374	1,061	644	2,734
Net investment income	2,351	2,512	4,788	5,288
Net realized gains	916	271	1,290	744
Total revenues	14,536	26,411	31,255	52,475

Expenses
Losses and loss adjustment expenses	9,279	17,804	23,737	34,888
Underwriting and acquisition expenses	7,987	7,341	15,456	18,111
General and administrative expenses	1,292	3,971	3,361	12,670
Interest expense	1,153	886	2,244	1,786
Total expenses	19,711	30,002	44,798	67,455

Loss from continuing operations before income taxes	(5,175)	(3,591)	(13,543)	(14,980)
Tax benefit from continuing operations	(1,230)	(1,495)	(1,895)	(4,700)
Loss from continuing operations	(3,945)	(2,096)	(11,648)	(10,280)

Loss from discontinued operations	(121)	(280)	(296)	(484)

Net Loss	$(4,066)	$(2,376)	$(11,944)	$(10,764)

Loss per share from continuing operations
Basic	($0.23)	($0.12)	($0.68)	($0.61)
Diluted	($0.23)	($0.12)	($0.68)	($0.61)
Loss per share from discontinued operations
Basic	($0.01)	($0.02)	($0.02)	($0.03)
Diluted	($0.01)	($0.02)	($0.02)	($0.03)
Net loss per share
Basic	($0.24)	($0.14)	($0.70)	($0.64)
Diluted	($0.24)	($0.14)	($0.70)	($0.64)
Weighted average shares outstanding
Basic	17,001	16,775	16,958	16,697
Diluted	17,001	16,775	16,958	16,697

Table 3	Majestic Capital, Ltd.
	Unaudited Consolidated Statements of Cash Flow
	Six Months Ended June 30,

	2010	2009
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(11,944)	$(10,764)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	369	402
Amortization of unearned compensation, restricted stock	274	869
Amortization of premiums and discounts on available-for-sale investments	877	794
Net realized gains on sale of available-for-sale investments	(1,290)	(866)
Other-than-temporary impairment losses on available-for-sale investments	-	122
Write off of uncollectible premiums receivable	555	717
Deferred income taxes	(1,906)	(2,728)
Changes in:
Accrued interest receivable	(193)	(29)
Premiums receivable, net	1,087	3,829
Reinsurance recoverable and prepaid reinsurance	(8,006)	(22,489)
Accounts receivable, net	38	(950)
Deferred policy acquisition costs	84	(64)
Current income taxes, net	1,762	(2,702)
Prepaid expenses	1,095	(491)
Other assets	5	(13)
Reserve for losses and loss adjustment expenses	(193)	26,382
Reinsurance payable	7,482	(5,913)
Unearned premiums	(1,810)	642
Other liabilities	(13,826)	5,348
Net cash used in operating activities	(25,540)	(7,904)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale investments	(81,684)	(126,488)
Proceeds from sales of available-for-sale investments	91,550	53,415
Proceeds from maturities of available-for-sale investments	37,094	83,123
Net purchases, sales and maturities of short-term investments	1,240	(9,078)
(Increase) decrease in receivable for securities sold	(54,826)	27
Increase in payable for investments purchased	10,400	8,193
Purchases of fixed assets	(18)	(114)
Disposals of fixed assets	5	39
Net cash provided by investing activities	3,761	9,117

CASH FLOWS FROM FINANCING ACTIVITIES
Change in restricted cash and cash equivalents	1,781	(1,489)
Repayments under long-term debt	1	76
Retirement of common shares - share-based compensation	(7)	(11)
Net cash provided by (used in) financing activities	1,775	(1,424)
Net decrease in cash	(20,004)	(211)
Cash and cash equivalents
Beginning	44,087	28,044
Ending	$24,083	$27,833

Table 4
Majestic Capital, Ltd.
Premiums by State

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Dollars in thousands)

Direct Written Premiums
California	$17,073	$26,131	$38,154	$51,112
New York/New Jersey	4,509	10,878	10,519	23,665
Other	888	1,832	2,345	4,021
	22,470	38,841	51,018	78,798

Assumed Written Premiums
California	$1,678	$-	$1,677	$-
New York/New Jersey	129	1,679	232	1,688
Other	154	(11)	164	30
	1,961	1,668	2,073	1,718

Net Earned Premiums
California	$7,802	$14,465	$17,039	$27,194
New York/New Jersey	2,567	7,132	6,288	14,280
Other	526	970	1,206	2,235
	$10,895	$22,567	$24,533	$43,709

Table 5
Majestic Capital, Ltd.
Insurance Operations Data

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Dollars in thousands)

Net premiums earned	$10,895	$22,567	$24,533	$43,709

Current accident year losses and ALAE	8,867	17,598	19,459	32,527
Current accident year ULAE	1,678	1,351	4,076	2,331
Current year losses and loss adjustment expenses	10,545	18,949	23,535	34,858
Prior year losses and loss adjustment expenses	(1,266)	(1,145)	202	30
Losses and loss adjustment expenses	9,279	17,804	23,737	34,888

Underwriting and acquisition expenses	7,987	7,341	15,456	18,111

Underwriting loss	$(6,371)	$(2,578)	$(14,660)	$(9,290)

Current Accident Year Loss and ALAE Ratio (1)	82%	78%	79%	75%
Current Accident Year ULAE Loss Ratio (2)	15%	6%	17%	5%
Current Accident Year Loss Ratio (3)	97%	84%	96%	80%
Prior Accident Year Loss Ratio (4)	(12%)	(5%)	1%	0%
Total Loss Ratio (5)	85%	79%	97%	80%

Expense Ratio (6)	73%	33%	63%	41%

Combined Ratio (7)	158%	112%	160%	121%

(1) The current accident year loss and allocated loss adjustment expenses (ALAE) ratio is calculated by dividing the sum of losses and ALAE by net premiums earned.

(2) The current accident year unallocated loss adjustment expenses (ULAE) ratio is calculated by dividing ULAE by net premiums earned.

(3) The current accident year loss ratio is the sum of the current accident year loss and ALAE ratio and the current accident year ULAE ratio.

(4) The prior accident year loss ratio is calculated by dividing the prior accident year losses and loss adjustment expenses by net premiums earned.

(5) The total loss ratio is calculated by dividing losses and loss adjustment expenses by net premiums earned.

(6) The expense ratio is calculated by dividing underwriting and acquisition expenses for the period by net premiums earned.

(7) The combined ratio is the sum of the loss ratio and the expense ratio.